Exhibit 99.1

Tactical Resources Corp.

Omnibus Equity Incentive Plan

Tactical Resources Corp.

Omnibus Equity Incentive Plan

Article 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1         Establishment. Tactical Resources Corp. (formerly Plum III Merger Corp.), a company incorporated under the laws of the Province of British Columbia, Canada, establishes an incentive compensation plan to be known as the Tactical Omnibus Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the effectiveness of the plan of arrangement under the Business Combination Agreement, dated August 22, 2024, among the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of the Company, Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, and Tactical Resources Holdings Corp. (formerly Tactical Resources Corp.), a corporation formed under the Laws of the Province of British Columbia (the “Effective Date”) and shall remain in effect as provided in Section 1.3. This Plan was approved by the Board on August 22, 2024 and the shareholders of the Company on December 22, 2025.

1.2         Purpose of this Plan. The purpose of this Plan is to attract, retain and motivate Tactical Personnel, to compensate them for their contributions to the long-term growth and profits of the Company and to align the interests of Tactical Personnel with those of Company shareholders by encouraging Tactical Personnel to acquire a proprietary interest in the success of the Company.

1.3         Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate on the day before the tenth anniversary of the Effective Date. After this Plan is terminated, no Awards may be granted under this Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1         “10% Owner” has the meaning set forth in Section 6.6(a)(iii).

2.2         “ADRIC” has the meaning set forth in Section 23.26(a).

2.3         “Affiliate” means any Subsidiary and any Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company.

2.4         “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.5         “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.6         “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7         “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8         “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.9         “Cause” means, unless otherwise provided in the applicable Award Agreement or in a separation policy of the Company or its Affiliates applicable to the Participant, (a) indictment for a felony or other crime involving moral turpitude; or (b) in the reasonable determination of the Committee: (i) a material breach of any employment agreement, offer letter, or similar agreement; (ii) a material breach of a policy of the Company Group governing Participant’s service; (iii) Participant’s material and sustained dereliction of duties assigned to Participant in the course of Participant’s services or other egregious conduct of Participant that would customarily result in termination of an employee or partner (other than as a result of death or Disability), in each case as reasonably determined by the Committee; (iv) any fraud, embezzlement, theft, bad faith or similar misconduct (whether or not in connection with Participant’s services); (v) gross negligence in connection with Participant’s services; (vi) any order or decree from a court or regulatory agency involving Participant’s violation of federal or state securities laws, regulations or rules; or (vii) other material misconduct that is or could reasonably be expected to be harmful to the business interests or reputation of the Company Group.

2.10       “Change in Control” means, except as otherwise provided in the applicable Award Agreement, the occurrence of any of the following events:

(a)         any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(b)         any time at which individuals, who as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)         there is consummated a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)         except as may otherwise be determined by the Committee, any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becomes the Beneficial Owner of the Company’s securities, directly or indirectly, having more than 30% of the total voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company; or

(e)         the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2

For purposes of this definition of Change in Control, references to “the Company’s stock/securities” or “stock/securities of the Company” shall include, for the avoidance of doubt, securities or rights of any entity that are convertible into, or exercisable or exchangeable for, the Company’s stock or other securities. To the extent that any payment or benefit granted under this Plan constitutes “non-qualified deferred compensation” subject to Code Section 409A, and to the extent that such payment or benefit is payable upon a Participant’s termination of employment, then such payments or benefits shall be payable only upon a “change in control” as defined in Code Section 409A.

2.11       “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

2.12       “Committee” means the Board or any committees or individuals (any of whom may be one or more Employees or Partners) designated by the Board or governance guidelines of the Company to have authority under this Plan. Authority under this Plan may be designated to one or more committees or individuals simultaneously, and each such committee or individual may be designated to have broad or limited authority with respect to this Plan. References to the “Committee” shall be deemed references to any such designated committee or individual, but only to the extent of the authority designated to such committee or individual. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, in which case references to the “Committee” shall be deemed references to the Board. The Committee (or a subcommittee thereof) shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

2.13       “Company” means Tactical Resources Holdings, Inc., a company incorporated under the laws of the Province of British Columbia, Canada, and any successor thereto as provided in Section 23.24.

2.14       “Company Group” means, collectively, the Company and its direct and indirect Subsidiaries (to the extent of its economic ownership interest in such subsidiaries) and its Affiliates.

2.15       “Control” has the meaning set forth in Rule 405 under the Securities Act.

2.16       “Corporate Transactions” has the meaning set forth in Section 4.3(a).

2.17       “Data” has the meaning set forth in Section 23.4.

2.18       “Director” means any individual who is a member of the Board of Directors of the Company.

2.19       “Disability” means a determination by the Committee in good faith or by a physician designated by or otherwise approved by the Company of any physical or mental incapacity that prevents Participant from carrying out all or substantially all of Participant’s duties for any period of 180 consecutive days or any aggregate period of six months in any 12-month period. For the avoidance of doubt, Disability shall not include Retirement or other termination of employment by Participant.

2.20       “Dividend Equivalents” has the meaning set forth in Article 18.

2.21       “Effective Date” has the meaning set forth in Section 1.1.

2.22       “Employee” means any individual (or any wholly-owned corporate alter ego of the applicable individual) performing Services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee). For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither Service as a Director nor payment of a director’s fee by the Company shall alone be sufficient to constitute “employment” by the Company.

3

2.23       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

2.24       “Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the volume weighted average trading price of a Share on NASDAQ as reported on by NASDAQ (or such established national securities exchange as may be designated by the Committee or, in the event that the Shares are not listed for trading on NASDAQ or such other national securities exchange as may be designated by the Committee but is quoted on an automated system), for the ten-day period immediately preceding the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). The definition of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.25       “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.26       “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.27       “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.28       “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.29       “ISO Subsidiary” has the meaning set forth in Section 6.6(a)(ii).

2.30       “NASDAQ” means the NASDAQ Capital Market.

2.31       “Non-Employee Director” means a Director who is not an Employee or a Partner.

2.32       “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.33       “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.34       “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35       “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.36       “Parent Corporation” has the meaning set forth in Section 6.6(a)(i).

2.37       “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.38       “Partner” means any individual (or any wholly-owned corporate alter ego of the applicable individual) performing Services for the Company or an Affiliate and designated as a partner of an Affiliate of the Company. An individual shall not cease to be a Partner in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee).

4

2.39       “Performance Measures” means measures, as described in Article 14, upon which performance goals are based.

2.40       “Performance Period” means the period during which performance goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.41       “Performance Share” means an Award granted pursuant to Article 10.

2.42       “Performance Unit” means an Award granted pursuant to Article 11.

2.43       “Period of Restriction” means the period when an Award is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion).

2.44       “Permitted Transferees” has the meaning set forth in Section 13.2.

2.45       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.46       “Plan” means this Tactical Omnibus Incentive Plan, as may be amended from time to time.

2.47       “Restricted Stock” means an Award granted pursuant to Article 8.

2.48       “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.49       “Retirement” shall have the meaning set forth in the applicable Award Agreement, or such other definition as the Committee may determine from time to time, and, for the avoidance of doubt, may have an equivalent meaning as set forth in an applicable Company policy.

2.50       “Service” means the performance of services by a Tactical Person.

2.51       “Share” means a common shares in the capital of the Company, or such other class of share or other securities as may be applicable under Section 4.3 of this Plan.

2.52       “Share Payment” has the meaning set forth in Section 22.2.

2.53       “Share Reserve” has the meaning set forth in Section 4.1.

2.54       “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.55       “Subsidiary” means (a) Tactical Resources Corp., (b) any other corporation or other entity (domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, (c) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Plan or (d) any partnership (i) the sole general partner or the managing general partner of which is the Company or a Subsidiary or (ii) the only general partners of which are the Company or one or more Subsidiaries (or any combination thereof). Notwithstanding the foregoing, portfolio companies and pooled investment entities of the Company shall not constitute Subsidiaries.

2.56       “Successor” has the meaning set forth in Section 23.24.

2.57       “Tactical” means, collectively, the Company and its Affiliates.

2.58       “Tactical Personnel” means Employees (including prospective employees), Partners (including prospective partners), Directors and any consultant, agent, advisor or independent contractor (or, in each case, any wholly-owned corporate alter ego of the applicable individual) who renders bona fide Services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such Services. “Tactical Person” shall have a correlative, singular meaning.

2.59       “Tax Laws” has the meaning set forth in Section 23.22.

5

2.60       “Termination Date” means (a) with respect to a Termination of Services for any reason other than a Retirement or death, the date on which either Tactical or the Participant provides notice of Termination of Services to the other party, and (b) with respect to a Termination of Services due to a Retirement or death, the last date on which the Participant is providing Service.

2.61       “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

2.62       “Termination of Services” means termination or cessation of the Participant’s Services, regardless of the reason for the termination of Services and who initiates the termination of Services (including, for the avoidance of doubt, Termination of Directorship or termination of a consultant or third-party service provider). With respect to termination of employment, Termination of Services occurs on the date immediately following only the minimum notice of termination period, if any, prescribed by applicable employment or labor standards legislation and does not include any additional notice period to which a Participant might be entitled under contract or the common law.

Article 3. ADMINISTRATION

3.1         General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In consultation with management of the Company, the Committee may employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee or Partner, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice. All actions taken and all interpretations and determinations made by the Committee under this Plan shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or any Affiliate, and all other interested individuals.

3.2         Authority of the Committee. Subject to any express limitations set forth in this Plan and the limitations of any delegation of authority to the Committee, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of this Plan including, but not limited to, the following:

(a)         To determine from time to time which of the persons eligible under this Plan will be granted Awards, when and how each Award will be granted, what type or combination of types of Awards will be granted, the provisions of each Award granted (which need not be identical), including the time or times when an eligible individual will be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b)         To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c)         To approve forms of Award Agreements for use under this Plan;

(d)         To determine Fair Market Value of a Share;

(e)         To employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee or Partner;

(f)          To amend this Plan, an Award or any Award Agreement after the date of grant subject to the terms of this Plan;

(g)         To apply alternative definitions than are reflected in this Plan;

(h)         To adopt sub-plans and special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States;

6

(i)          To authorize any Person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(j)          To determine whether Awards shall be settled in Shares, cash or in any combination thereof;

(k)         To determine whether Awards shall provide for Dividend Equivalents;

(l)          To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash; and

(m)        To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3         Delegation. To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (a) one or more of its members, (b) one or more officers of the Company or any Affiliate, or (c) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter, including but not limited to the authority to grant Awards to a Tactical Person and the authority to manage the day-to-day administrative operations of the Plan. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. For purposes of this Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.3.

Article 4. SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1         Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under this Plan, the maximum number of Shares that are available for Awards under this Plan shall be equal to the sum of (a) 1,000,000 and (b) 10% of the total number of Shares outstanding immediately following Effective Date (the “Share Reserve”), subject to adjustment as provided in Section 4.3 hereof. Notwithstanding the foregoing, the Share Reserve shall automatically increase on January 1st of each year beginning in 2027 and ending with a final increase on January 1, 2036, by a number of Shares equal to the amount (if any) by which (a) 10% of the aggregate number of outstanding Shares on a fully converted and diluted basis on the last day of the immediately preceding fiscal year exceeds (b) the aggregate number of Shares available for issuance under this Plan, unless the Committee should decide to increase the number of Shares available under this Plan by a lesser amount. Shares authorized under this Plan may be authorized and unissued Shares, Shares that have been reacquired by the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options; provided that the maximum number of Shares that may be issued as Incentive Stock Options under this Plan may not exceed 2,000,000.

4.2Share Usage. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or is settled through the issuance of consideration other than Shares (including cash), shall be available again for grant under this Plan. Shares tendered by a Participant, repurchased by the Company using proceeds from the exercise of Options or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation for an Award shall not again be available for Awards.

4.3         Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

(a)In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares,

7

exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares that may be issued under this Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), and (iii) the Option Price or Grant Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

(b)         In addition to the adjustments permitted under Section 4.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.2.

(c)         The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

Article 5. ELIGIBILITY AND PARTICIPATION

5.1         Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all Tactical Personnel (including, in each case, any wholly-owned corporate alter ego of the applicable Tactical Personnel), as determined by the Committee. No Tactical Personnel has a right to participate in this Plan.

5.2         Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6. STOCK OPTIONS

6.1         Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2         Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.3.

6.3         Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth-anniversary date of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

6.4         Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5         Payment of Option Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

8

(a)         in cash or its equivalent;

(b)         by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)         by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d)         through net Share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e)         by any combination of (a), (b), (c) and (d); or

(f)          any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6         Special Rules Regarding ISOs. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of this Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)         Special ISO definitions:

(i)          “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)         “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)        A “10% Owner” is an individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)         Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation or ISO Subsidiary.

(c)         Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)         Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.3.

(e)         Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f)          Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)         Termination of Services. In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable; provided, however, that such period may not exceed one year from the date of such Termination of Services due to death or Disability or, if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such Termination of Services; provided, however, that such period may not exceed three months from the date of such Termination of Services or if shorter, the remaining term of the ISO.

9

(h)         Dollar Limitation. To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i)          Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j)          Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)         Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Article 7. STOCK APPRECIATION RIGHTS

7.1         Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2         Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.3.

7.3         Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth-anniversary date of its grant.

7.4         Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5         Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6         Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

(a)         The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b)         The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

Article 8. RESTRICTED STOCK

10

8.1         Grant of Restricted Stock. Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2         Nature of Restrictions. Each grant of Restricted Stock shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)         A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b)         Restrictions based upon the achievement of specific performance goals;

(c)         Time-based restrictions on vesting following the attainment of the performance goals;

(d)         Time-based restrictions; and

(e)         Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3         Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4         Shareholder Rights. Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law a Participant holding Shares of Restricted Stock granted hereunder shall be granted full rights as a shareholder of the Company (including voting rights) with respect to those Shares during the Period of Restriction.

Article 9. RESTRICTED STOCK UNITS

9.1         Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of Service, performance conditions or such other terms and conditions as specified in the applicable Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2         Nature of Restrictions. Each grant of Restricted Stock Units that is subject to a Period of Restriction, such Period of Restriction shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)         A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b)         Restrictions based upon the achievement of specific performance goals;

(c)         Time-based restrictions on vesting following the attainment of the performance goals;

(d)         Time-based restrictions; and

(e)         Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3         Settlement and Payment Restricted Stock Units. Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

11

Article 10. PERFORMANCE SHARES

10.1       Grant of Performance Shares. Performance Shares may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2       Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3       Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4       Form and Timing of Payment of Performance Shares. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Shares to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11. PERFORMANCE UNITS

11.1       Grant of Performance Units. Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2       Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Units that shall be settled and paid to the Participant.

11.3       Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4       Form and Timing of Payment of Performance Units. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Units to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 12. OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

12.1       Grant of Other Stock-Based Awards and Cash-Based Awards

(a)         The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)         The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

12.2       Value of Other Stock-Based Awards and Cash-Based Awards.

12

(a)         Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b)         Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant shall depend on the extent to which such performance goals are met.

12.3       Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

Article 13. TRANSFERABILITY OF AWARDS AND SHARES

13.1       Transferability of Awards. Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2       Committee Action. Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (a) a Participant’s family member, (b) one or more trusts established in whole or in part for the benefit of one or more of such family members, (c) one or more entities which are beneficially owned in whole or in part by the Participant or one or more such family members, or (d) a charitable or not-for-profit organization.

13.3       Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14. PERFORMANCE MEASURES

14.1       Performance Measures. Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following: (a) book value or earnings per share; (b) cash flow, free cash flow or operating cash flow; (c) earnings before or after any of, or any combination of, interest, taxes, depreciation, or amortization; (d) expenses/costs; (e) gross, net or pre-tax income (aggregate or on a per-Share basis); (f) net income as a percentage of sales; (g) gross or net operating margins or income, including operating income; (h) gross or net sales or revenues; (i) gross profit or gross margin; (j) improvements in capital structure, cost of capital or debt reduction; (k) market share or market share penetration; (l) growth in managed assets; (m) reduction of losses, loss ratios and expense ratios; (n) asset turns, inventory turns or fixed asset turns; (o) operational performance measures; (p) profitability ratios (pre or post tax); (q) profitability of an identifiable business unit or product; (r) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); (s) Share price (including growth or appreciation in Share price and total shareholder return); (t) strategic business objectives (including objective project milestones); (u) transactions relating to acquisitions or divestitures; or (v) working capital. Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on a change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures or (v) any combination of the foregoing. Subject to Section 23.1, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

13

14.2      Evaluation of Performance. The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occur during a Performance Period including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

14.3       Adjustment of Awards. The Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

Article 15. TERMINATION OF Services

15.1       Termination of Services. The Committee shall specify in the applicable Award Agreement, at or after the time of grant of an Award the provisions governing the terms of an Award in the event of a Participant’s Termination of Services. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, as well as Section 23.1, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination.

15.2       Post-Termination Findings. If subsequent to the Participant’s Termination of Services other than for Cause, it is discovered that the Participant’s Services could have been terminated for Cause, the Participant’s Services may, at the election of the Committee, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Article 16. NON-EMPLOYEE DIRECTOR AWARDS

16.1       Awards to Non-Employee Directors. The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.

16.2       Awards in Lieu of Fees. The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

Article 17. EFFECT OF A CHANGE IN CONTROL

17.1       Change in Control. Subject to Section 23.1, if a Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate or is subject to a policy or plan that discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, in the event of a Change in Control the Committee may, but shall not be obligated to:

(a)         accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award;

(b)         cancel any Awards for a cash payment or delivery of other property equal to Fair Market Value (as determined in the sole discretion of the Committee);

14

(c)         provide for the issuance of substitute Awards that shall substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion;

(d)         provide that for a period of at least 15 days prior to the Change in Control, Options or SARs shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options or SARs shall terminate and be of no further force and effect; or

(e)         provide for the automatic acceleration and vesting with respect to all or any portion of any Award held by a Participant who is involuntarily terminated on or within two years following the applicable Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per-share Change in Control price paid or deemed paid in the Change in Control transaction.

Article 18. DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash, either on a current or deferred basis, or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A.

Article 19. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20. RIGHTS OF PARTICIPANTS

20.1       Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with or Service to the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or Service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract or create a statutory right to employment with the Company or any Affiliate and, accordingly, subject to Article 3 and Article 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

20.2       Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

20.3       Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

Article 21. AMENDMENT AND TERMINATION

21.1       Amendment and Termination of this Plan and Awards. Subject to applicable laws, rules and regulations and Section 21.2 of this Plan, the Board may at any time amend or terminate this Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

15

21.2       Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.3, 23.2 and 23.16, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.3       Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.33 to this Plan, an Award or an Award Agreement without further consideration or action.

21.4       Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares), the terms of outstanding Awards may not be amended, without shareholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

Article 22. TAX WITHHOLDING

22.1       Tax Withholding. A member of the Company Group may require any individual entitled to receive a payment of an Award to remit to the applicable member of the Company Group prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. A member of the Company Group shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

22.2       Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement or such other rate as shall not result in any adverse accounting consequences, as determined by the Company in its sole discretion.

Article 23. GENERAL PROVISIONS

23.1       Minimum Vesting. All Awards shall be subject to a minimum vesting restriction or Performance Period of not less than one year (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of shareholders to the next); provided, however, the requirements set forth in this sentence shall not apply to substituted Awards with time-based vesting restrictions no less than the time-based vesting restrictions of the Awards being replaced and Awards with respect to an aggregate number of Shares not in excess of 5% of the total Shares authorized for issuance under this Plan, as well as Awards accelerated in the event of a Termination of Services or a Change in Control. For purposes of this Section 23.1, a Performance Period shall include any period with respect to which an award is earned.

23.2       Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

23.3       Legend. All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16

23.4       Data Privacy. As a condition for receiving any Award and to the extent permitted by applicable law, the Committee may require a Participant to explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its Affiliates may hold certain personal information about Participants, including, but not limited to, a Participant’s name, address, telephone number, birth date, social security, insurance number or other identification numbers, salary, nationality, job title(s), Shares held in the Company or its affiliates and Award details, to implement, manage and administer this Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting an Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in this Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in this Plan. A Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting the Chief Financial Officer in writing. The withdrawal of any consent by a Participant may affect the Participant’s participation in the Plan. The Participant may contact Chief Financial Officer for further information about the consequences of any withdrawal of consents herein.

23.5       Gender and Number. Except where otherwise indicated by the context, any masculine or feminine term used herein also shall include all applicable genders, the plural shall include the singular, and the singular shall include the plural.

23.6       Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.7       Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.8       Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)         Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)         Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.9       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.10     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.11     Tactical Personnel Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, subject to Section 23.1, in order to comply with the laws in other countries in which the Company or any Affiliates operate or have a Tactical Person, the Committee, in its sole discretion, shall have the power and authority to:

17

(a)         Determine which Affiliates shall be covered by this Plan;

(b)         Determine which a Tactical Person outside the United States is eligible to participate in this Plan;

(c)         Modify the terms and conditions of any Award granted to a Tactical Person outside the United States to comply with applicable foreign laws;

(d)         Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.11 by the Committee shall be attached to this Plan document as appendices; and

(e)         Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Any sub-plans and special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and special provisions, the provisions of this Plan shall govern. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.12     Uncertificated Shares. To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.13     Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.14     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.15     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.16     Deferrals.

(a)         Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code Section 409A, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

18

(b)         If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c)         In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.17     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.18     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (b) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards shall be used for general corporate purposes.

23.19     Conflicts. Except as otherwise provided herein, in the event of any conflict or inconsistency between this Plan and any Award Agreement, this Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

23.20     Recoupment. Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award and Dividend Equivalents paid on unvested Awards.

23.21     Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.22     No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, the Tax Laws.

23.23     Indemnification. Subject to applicable laws, rules and regulations and the Company’s Articles as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan and (b) any and all amounts paid by him or her in settlement thereof, with the Company’s approval or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19

23.24     Successors. Subject to Article 17, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.25     Governing Law. This Plan and each Award Agreement shall be governed by the laws of the Province of British Columbia excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

23.26     Arbitration.

(a)         Any dispute, controversy or claim arising out of or relating to this Plan or with respect to an Award granted hereunder, including, without limitation, any dispute regarding the validity or termination of this Plan or an Award granted hereunder, or the performance or breach hereof or of the terms of any Award Agreement, shall be settled exclusively by arbitration administered by the ADR Institute of Canada, Inc. (the “ADRIC”). The place of arbitration shall be Vancouver, British Columbia and the proceedings shall be conducted in the English language. The arbitration shall be conducted in accordance with the ADRIC rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company or its designee and one who shall be nominated by the Participant within 30 days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within 30 days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the ADRIC within 15 days of receiving such request.

(b)         The arbitration shall commence within 45 days after the appointment of the third arbitrator; the arbitration shall be completed within 60 days of commencement; and the arbitrators’ award shall be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)         The arbitral tribunal may award any form of relief permitted under this Plan, the relevant Award Agreement, or applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

(d)         The decision rendered by the arbitral tribunal shall be final and binding on the parties to the relevant Award Agreement. Judgment may be entered in any court of competent jurisdiction. By accepting an Award, the parties to the relevant Award Agreement waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. By accepting an Award, the parties to the relevant Award Agreement agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(e)         Without limiting the foregoing, each party to an Award Agreement agrees that service of process on such party shall be deemed effective service of process on such party.

20